Exhibit 5.5

Suite 2400 1300 SW Fifth Avenue Portland, OR 97201-5610 503-241-2300 tel 503-778-5299 fax

August 11, 2021

Meredith Corporation

1716 Locust Street

Des Moines, Iowa 50309-3023

Re:     Meredith Corporation Exchange Note Offer S-4 Registration Statement

Ladies and Gentlemen:

We have acted as special Oregon state counsel for Meredith Corporation (“Meredith”) and KPTV-KPDX Broadcasting Corporation, an Oregon corporation (the “Oregon Guarantor”) in connection with the issuance by Meredith of $300,000,000 in aggregate principal amount of its 6.500% Senior Secured Notes (the “Notes”), pursuant to the Indenture dated as of June 29, 2020 (the “Indenture”) among Meredith, the Guarantors named on Schedule I thereto (including the Oregon Guarantor) and U.S. Bank National Association, as trustee and collateral agent (the “Trustee”). Capitalized terms used without definition in this opinion letter have the meanings given in the Indenture.

The law covered by the opinions expressed herein is limited to the laws of the State of Oregon.

A.    DOCUMENTS AND MATTERS EXAMINED

In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

A.1     The Indenture.

A.2     Meredith’s registration statement on Form S-4, filed with the Securities and Exchange Commission (“SEC”) on August 11, 2021 (the “Form S-4”).

A.3     The following documents (the “Entity Documents”) certified to us by an officer of the Oregon Guarantor as being complete and in full force and effect as of the date of this letter: (a) the articles of incorporation of the Oregon Guarantor, as amended to date, and (b) the bylaws of the Oregon Guarantor, as amended to date.

A.4     Records certified to us by an officer of the Oregon Guarantor as constituting the records of proceedings and actions of the board of directors of the Oregon Guarantor relevant to the opinions set forth in this letter.

Meredith Corporation

August 11, 2021

A.5     A Certificate of Existence for the Oregon Guarantor dated July 23, 2021 and a certificate dated July 28, 2021, certifying the records on file with the office of the Oregon Secretary of State with respect to the Oregon Guarantor, each issued by the Oregon Secretary of State (collectively, the “Public Authority Documents”).

B.    CERTAIN ASSUMPTIONS

For purposes of this opinion letter, we have relied on the following assumptions:

B.1     Each document examined by us is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine. The form and content of us as unexecuted final drafts do not differ in any respect relevant to this opinion letter from the form and content of such documents as executed and delivered.

B.2     All public records (including their due and proper recordation or filing, and their due and proper indexing) are accurate and complete.

B.3     Each natural person has sufficient legal capacity to carry out that person’s role in the transactions effected by the Indenture and the Notes.

B.4     The Oregon Guarantor will receive direct or indirect benefits as a result of the transactions effected by the Indenture.

In connection with the opinions in this opinion letter, we have relied without investigation or analysis on information in the Entity Documents and the Public Authority Documents.

C.    OPINIONS

Based on and subject to the preceding examinations, assumptions, and other provisions, and also subject to the qualifications, exclusions, and other limitations stated or referred to in this opinion letter, we are of the opinion that:

C.1     The Oregon Guarantor is a corporation duly incorporated and validly existing under Oregon law.

C.2     The Oregon Guarantor has corporate power to execute and deliver, and to guarantee the Notes under, the Indenture.

Meredith Corporation

August 11, 2021

C.3     The Oregon Guarantor has authorized, by all necessary corporate action on the part of the Oregon Guarantor, the execution and delivery of, and the guarantee of the Notes under, the Indenture.

D.    CERTAIN QUALIFICATIONS AND EXCLUSIONS

The opinions set forth in this opinion letter are subject to the following qualifications and exclusions:

D.1     In rendering the opinions set forth in paragraph C.1, we are relying solely on the Public Authority Documents and Oregon Revised Statutes Section 60.027.

D.2     Our opinions may be limited by the effects of bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent or avoidable transfer or obligation, and other similar laws affecting the rights and remedies of creditors generally, and the effects of general principles of equity, whether considered in a proceeding at law or in equity.

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This opinion letter is to be interpreted in accordance with customary practice as to the matters addressed, the meaning of the language used and the scope and nature of the work we have performed.

The opinions set forth above are expressly limited to the matters stated. No opinion is implied or may be inferred beyond what is explicitly stated in this opinion letter. Without limiting the foregoing, we render no opinion with respect to (a) the authorization, execution, issuance, validity or enforceability of the Notes, (b) the validity or enforceability against the Oregon Guarantor of the Indenture, or (c) any matter pertaining to the contents of the Form S-4 other than as expressly stated herein with respect to the Oregon Guarantor.

This opinion letter is delivered as of its date and without any undertaking to advise you of any changes of law or fact that occur after the date of this opinion letter even though the changes may affect the legal analysis, a legal conclusion or information confirmed in this opinion letter. We have no responsibility or obligation to update this opinion letter, to consider its applicability or correctness as to any person other than its addressee, or to take into account changes in law, facts or any other development of which we may later become aware.

We hereby consent to reliance on this opinion letter and the opinions provided herein by the law firm Cooley LLP in connection with the legal opinion provided by that law firm that is included as an exhibit to the Form S-4. Additionally, we hereby consent to the filing of this opinion of counsel as an exhibit to the Form S-4. We also consent to the reference to our Firm

Meredith Corporation

August 11, 2021

under the heading “Legal Matters” in the prospectus forming a part of the Form S-4. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder. Subject to the foregoing, this opinion letter is rendered only to you and is solely for your benefit in connection with the transactions effected by the Indenture and the Notes, and this opinion letter may not be used or relied on for any other purpose or by any other person without our prior written consent.

Very truly yours,

/s/ Davis Wright Tremaine LLP